Exhibit 10.3

CONSULTING AGREEMENT

EFFECTIVE DATE: September 1, 2026

This Consulting Agreement (this “Agreement”) is entered into as of the Effective Date set forth above by and between Lifeward. Inc. (“Company”) and Mark Grant (“Consultant”).

RECITALS

WHEREAS, Consultant’s employment with Company terminated on August 31, 2026 (the “Termination Date”); and

WHEREAS, Company desires to retain Consultant to provide transitional assistance and consulting services, and Consultant is willing to provide such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. ENGAGEMENT OF SERVICES

1.1 Services

During the Consulting Period (as defined below), Consultant will make himself available to provide transitional assistance and other consulting services to Company, as may be reasonably requested from time to time by any member of the Company’s Board of Directors, its interim Chief Executive Officer, its Chief Financial Officer or designee (the “Services”). Services will only be provided in response to a specific request by the Company pursuant to this Section. Unless otherwise mutually agreed between the Company and Consultant, the Services will not exceed 20 hours per month.

1.2 Title

During the Consulting Period, Consultant’s title will be “Senior Advisor.”

1.3 Manner of Performance

Consultant will have reasonable discretion over the manner and means of performing the Services, including the choice of place and time, provided that Consultant remains reasonably available to Company for the Services described herein.

2. TERM

The term of this Agreement will commence on September 1, 2026 and continue until September 30, 2026, unless earlier terminated in accordance with Section 8 of this Agreement (the “Consulting Period”).

3. COMPENSATION

3.1 Consulting Fee

In consideration for the Services provided by Consultant during the Consulting Period, the Company will pay Consultant Forty Thousand Dollars ($40,000).

3.2 Payment Terms

The consulting fee will be paid within ten (10) days following the end of the Consulting Period.

3.3 Expenses

The Company will reimburse Consultant for reasonable and necessary business expenses incurred in connection with the performance of Services, provided such expenses are pre-approved in writing by Company, which approval will not be unreasonably withheld or delayed, and supported by appropriate documentation.

4. INDEPENDENT CONTRACTOR STATUS

4.1 Independent Contractor

Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement will be construed to create a partnership, agency, joint venture, or employment relationship between the parties.

4.2 No Benefits

Consultant acknowledges and agrees that he is not entitled to any employee benefits by virtue of this consulting agreement from Company, including but not limited to health insurance, retirement benefits, or paid time off.

4.3 Taxes

Consultant is solely responsible for payment of all federal, state, and local taxes arising from the compensation paid under this Agreement. Company will not withhold any taxes from payments to Consultant and will issue appropriate tax documentation (e.g., Form 1099) as required by law.

4.4 Indemnification

Company will indemnify, defend, and hold harmless Consultant from and against any third-party claims, losses, or liabilities arising out of Consultant's good-faith performance of Services within the scope of this Agreement, except to the extent arising from Consultant's gross negligence, willful misconduct, or fraud.

4.5 Limitation of Liability

Except for breaches of Section 5 (Confidentiality) or Section 6 (Ownership of Work Product), in no event will either party's aggregate liability arising out of this Agreement exceed the total fees paid or payable to Consultant under this Agreement, and in no event will either party be liable for indirect, consequential, or punitive damages.

5. CONFIDENTIAL INFORMATION

5.1 Confidentiality Obligations

Consultant acknowledges that he has had and will continue to have access to Company’s Confidential Information. Consultant agrees to maintain the confidentiality of all Confidential Information and not to use or disclose such information except as necessary to perform the Services or as required by law.

5.2 Definition

“Confidential Information” means all non-public information relating to the Company’s business and any of its subsidiaries, including but not limited to trade secrets, customer information, business plans, financial information, technical data, and any other proprietary information.

5.3 Return of Property

Upon termination of this Agreement, Consultant will promptly return to Company all Company property, documents, and Confidential Information in his possession or control.

6. OWNERSHIP OF WORK PRODUCT

All work product, deliverables, and intellectual property created by Consultant in the performance of Services will be the sole and exclusive property of Company. Consultant hereby assigns all right, title, and interest in such work product to Company. For the avoidance of doubt, this provision does not encompass any pre-existing intellectual property, tools, methodologies, or general skills and know-how owned or developed by Consultant prior to or independent of this engagement, which Consultant may continue to use and which are not assigned in this Agreement, except for intellectual property, tools, methodologies, or general skills and know-how owned or developed by Consultant during his employment with the Company, which will continue to be governed by the Consultant’s legal obligations as an employee of the Company.

7. TERMINATION

7.1 Immediate Termination

Company may terminate this Agreement immediately upon the death of the Consultant or for Cause. “Cause” means any one or more of the following occurrences:

(i) Consultant’s commission of an act that constitutes a felony in the jurisdiction involved; or (ii) Consultant’s commission of an act of fraud or misappropriation of funds, whether prior or subsequent to the date hereof, upon the Company; or (iii) Consultant’s breach of a material provision of this Agreement or the Company and Consultant’s Separation Agreement dated August, 2026 and the Continuing Obligations referenced therein; or (iv) Gross negligence by the Consultant in the scope of providing the Services to the Company; or (v) A willful failure of the Consultant to substantially perform the specific Services requested pursuant to Section 1.1, after written notice and a reasonable opportunity to cure. Notwithstanding the foregoing, this Agreement will not be deemed to have been terminated for Cause without (i) reasonable notice to the Consultant setting forth the reasons for the Company’s intention to terminate for Cause, and (ii) an opportunity for the Consultant, together with counsel, if any, to be heard before the Board of Directors of the Company.

7.2 Effect of Termination

Upon termination, Company will pay Consultant for all Services satisfactorily performed through the date of termination on a prorata basis based on the number of days Consultant has provided Services. Consultant’s obligations regarding Confidential Information and work product ownership will survive termination.

7.3 Termination at the End of Term

Unless terminated earlier, this Agreement will terminate on September 30, 2026.

8. GENERAL PROVISIONS

8.1 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflict of laws principles.

8.2 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, or agreements relating to such subject matter, except for those provisions of Consultant’s employment agreement and separation agreement that survive termination of employment.

8.3 Amendment

This Agreement may only be amended or modified by a written instrument signed by both parties.

8.4 Severability

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions will continue in full force and effect.

8.5 Prevailing Party

In any action, suit, or proceeding arising out of or relating to this Agreement, including any action to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party his or its reasonable attorneys' fees, costs, and expenses (including expert witness fees and costs of appeal) actually incurred in connection with such action, suit, or proceeding. For purposes of this provision, the "prevailing party" means the party that substantially obtains the relief sought, whether by judgment, settlement, or otherwise, as determined by the court or other tribunal of competent jurisdiction. If neither party substantially prevails on all claims and defenses, the court or tribunal may apportion fees and costs between the parties in such manner as it deems equitable. This provision will survive the termination or expiration of this Agreement.

8.6 Notices

All notices under this Agreement will be in writing and deemed given when delivered personally, sent by confirmed email, or sent by certified or registered mail, return receipt requested, to the parties at their respective addresses set forth below or to such other address as a party may specify by notice.

8.7 Assignment

Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company. Company may assign this Agreement to any successor or affiliate.

8.8 Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

SIGNATURES

Lifeward, Inc.

By: /s/ Avi Gabay	Date: 8/31/2026

Name: Avi Gabay

Title: Chairman

Mark Grant

By: /s/ Mark Grant	Date: 8/31/2026